Exhibit 10.7

The following additional executive officers have entered into an Executive Non-Compete Agreement in the form attached as Exhibit 10 of Form 10-Q for the quarter ended September 30, 1999. The number of shares of restricted stock issued under Section 4 of the agreement is as follows.

Executive Officers	Shares

Frank P. Bramble, Sr.	0
Charles C. Krulak	0
Douglas R. Denton	51,202
Louis J. Freeh	0
Kenneth A. Vecchione	55,140